EXHIBIT 4

                       Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of Putnam American Government Income Fund of our report dated November 11, 1998 relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to the Shareholders of Putnam American Government Income Fund, which is incorporated by reference into such Statement of Additional Information, and to the incorporation by reference of such report into the Prospectus/Proxy Statement which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants and Financial Statements" in such Statement of Additional Information.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 18, 1999